Exhibit 23.2

Ausenco Engineering USA Southwest USA

595 S. Meyer Ave.

Tucson, AZ 85701

CONSENT OF AUSENCO ENGINEERING USA SOUTH INC.

Ausenco Engineering USA South Inc. (“Ausenco”), in connection with the filing of the Hycroft Mining Holding Corporation Registration Statement Form S-3 for the period ended September 30, 2025 (the “Form S-3”), consents to:

●	the filing of the technical report summary titled “Hycroft Property Initial Assessment Technical Report Summary, Humboldt and Pershing Counties, Nevada, United States of America” (the “2023 Hycroft TRS”), with an effective date of March 27, 2023, as an exhibit to and referenced in the Form S-3;

●	the use of and references to our name in connection with Form S-3 and the 2023 Hycroft TRS; and

●	the information derived, summarized, quoted or referenced from the 2023 Hycroft TRS, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form S-3.

Ausenco is responsible for authoring, and this consent pertains to, the following Sections of the 2023 Hycroft TRS: 1.1, 1.2, 1.3, 1.5, 1.8, 1.10, 1.11, 2, 3.1, 3.2, 3.3, 3.4, 3.5, 3.7, 3.8, 4, 5, 10, 21, 22.1, 22.3, 22.5, 22.7.2, 23.3 and portions of sections 23.1, 24, and 25.

October 2, 2025

/s/ David Thomas
Signature of Authorized Person for Ausenco Engineering USA Southwest USA

David Thomas
David Thomas, Vice President, Minerals & Metals, Southwest USA Ausenco Engineering USA Southwest USA